Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

INVESTOR CONTACT: Jonathan P. Foster Chief Financial Officer Info@InfuSystem.com 800-962-9656

FOR IMMEDIATE RELEASE

Friday, June 8, 2012

INFUSYSTEM HOLDINGS, INC. TERMINATES “POISON PILL” PLAN

MADISON HEIGHTS, MI, June 8, 2012—InfuSystem Holdings, Inc. (NYSE MKT: INFU), the leading national provider of infusion pumps and related services for the healthcare industry, said today it had formally amended the Company’s stockholder rights plan to accelerate the final expiration date of the associated purchase rights issued in the plan, as previously announced on May 30, 2012.

This amendment effectively terminates the stockholder rights plan, typically referred to as a “poison pill.”

Under the terms of the amendment, the purchase rights expired at the close of business on June 8, 2012, rather than in November 2020 as in the original rights agreement.

“This step further affirms the Board’s commitment to transparent communication and strong shareholder governance practices, and was not made in connection with any proposed or expected transaction,” stated Ryan Morris, Executive Chairman.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.